Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 1, 2003 by and between USA Broadband, Inc., a Delaware corporation (the “Company”) and Grant Miller (“EXECUTIVE”).  The Company and EXECUTIVE are hereinafter collectively referred to as the “Parties,” and individually referred to as each or any “Party.”

RECITALS:

A.                                   WHEREAS, the Company desires assurance of the continued association and services of EXECUTIVE in order to retain EXECUTIVE’s experience, skills, abilities, background and knowledge, and is willing to confirm the continued engagement of EXECUTIVE’s services on the terms and conditions set forth in this Agreement; and

B.                                     WHEREAS, EXECUTIVE desires to continue in the employment of the Company, and is willing to continue such employment on the terms and conditions set forth in this Agreement.

AGREEMENT:

In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.                                       Employment.

1.1                                 The Company hereby employs EXECUTIVE, and EXECUTIVE hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Paragraph 3 hereof (the “Employment Period”).

1.2                                 During the Employment Period, EXECUTIVE shall serve as Chief Financial Officer of the Company, and shall have the normal duties, responsibilities and authority of such office, unless otherwise determined from time to time by the Company’s Board of Directors.  EXECUTIVE shall do and perform all services, acts or responsibilities necessary or advisable to carry out the job duties of Chief Financial Officer as assigned by the Company, provided, however, that at all times during his employment EXECUTIVE shall be subject to the direction and policies from time to time established by the Board of Directors of the Company.

2.                                       Loyal and Conscientious Performance.

2.1                                 During his employment by the Company, EXECUTIVE shall devote sufficient energy, abilities and productive time to the proper and efficient performance of this Agreement necessary to properly carry out the duties of Chief Financial Officer.

3.                                       Term of Employment.

3.1                                 EXECUTIVE shall be employed pursuant to the terms of this Agreement for a three (3) year term beginning on July 1, 2003 and expiring at midnight on July 1, 2006, provided that this Agreement shall be automatically extended for successive additional one-year terms unless one party gives the other party written notice, at least ninety (90) days prior to the end of such one year term, of its/his intent not to renew this Agreement. The initial term of employment and any extensions thereof shall be referred to as the “Employment Period”.

4.                                       Compensation.

4.1                                 Beginning with the Effective Date of this Agreement, Company shall pay EXECUTIVE a salary (the “Base Salary”) of Two Hundred and Forty Thousand Dollars ($240,000.00) per year, payable twice monthly in accordance with the Company’s normal payroll practices for Executives.

4.2                                 EXECUTIVE’s compensation may be changed only by mutual agreement of EXECUTIVE and the Board of Directors of the Company.  Any such agreement shall be evidenced by a written amendment of this Agreement, which, among other things, shall specify with particularity any change in EXECUTIVE’s compensation and the date or dates when each such change shall become effective.

4.3                                 Upon the effective date of this Agreement, EXECUTIVE shall also receive from the Company an additional stock option granting EXECUTIVE the right to purchase 500,000 shares of the Company’s common stock at the price of $1.10 per share during the option period. The terms and conditions of this grant of stock option shall be set forth in a separate stock option agreement. The Parties acknowledge and confirm that this stock option is in addition to the stock option rights EXECUTIVE currently holds under a previously issued grant of 500,000 shares of the Company’s common stock at a price of $1.33 per share.

4.4                                 In addition to the Base Salary payable to EXECUTIVE hereunder, the EXECUTIVE shall be entitled to the following benefits during the Employment Period:

4.4.1                        All benefits to which other Executive officers of the Company are entitled, as determined by the Company’s Board of Directors, on terms comparable thereto, including but not limited to, participation in any and all pension and profit sharing plans, bonus and incentive payment programs, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its Executive officers.

4.4.2                        Four (4) weeks vacation per year, which shall accrue annually beginning with the effective date of this Agreement.  If the EXECUTIVE does not utilize the entire four weeks of annual vacation in a given year, he may carry over not more than four weeks into the following calendar year.

4.4.3                        EXECUTIVE shall receive a performance bonus (“Performance Bonus”) of up to 100% Base Salary based upon EXECUTIVE’s achievement of certain milestones by EXECUTIVE as set forth by the Board of Directors.

4.5                                 The Company shall reimburse EXECUTIVE for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses pursuant to Company policy.

4.6                                 The Company shall provide EXECUTIVE with an automobile for use in Company business, and EXECUTIVE shall maintain and provide to the Company records of the use of that automobile for other than Company purposes, as well as all other records relating to such automobile.

4.7                                 All of EXECUTIVE’s compensation shall be subject to customary federal and state withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4.8                                 Change of Control.  Should there be a Change of Control of the Company or any other transaction in which the Company is not the surviving entity during the Employment Period, then as part of that transaction, the Company will require the surviving entity to modify this Agreement in an equitable manner to provide EXECUTIVE with the same Base Salary and benefits.  Any unvested options granted to the EXECUTIVE hereunder shall fully vest upon a Change of Control or upon a termination of the EXECUTIVE’s employment under this Agreement by the Company Without Cause.

5.                                       Termination.

5.1                                 Termination for Cause.  The Company may terminate this Agreement for Cause (as defined herein) by delivery of written notice to EXECUTIVE specifying the cause or causes relied upon for such termination.  If EXECUTIVE’s employment under this Agreement is terminated by the Company for Cause before the last day of any calendar month, EXECUTIVE shall be entitled to receive as compensation for such calendar month, only the Base Salary set forth in Section 4.1 prorated to the date of termination on the basis of a 30-day calendar month.  Grounds for the Company to terminate this Agreement for “Cause” shall include only the occurrence of any of the following events:

5.1.1                        EXECUTIVE’s willful misconduct or gross negligence in the performance of his duties hereunder;

5.1.2                        EXECUTIVE’s willful failure or refusal to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the Board of Directors of the Company, if such failure or refusal has not been substantially cured to the satisfaction of the Board of Directors within thirty (30) days after written notice of such failure or refusal has been given by the Company to EXECUTIVE.

5.1.3                        EXECUTIVE’s performance of any action when specifically and reasonably instructed not to do so by the Board of Directors of the Company;

5.1.4                        EXECUTIVE’s engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company;

5.1.5                        EXECUTIVE’s commission of any fraud against the Company or use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board of Directors to be so used or appropriated; or

5.1.6                        EXECUTIVE’s conviction of any crime involving moral turpitude.

For purposes of this definition, no act or failure to act by the EXECUTIVE shall be considered “willful” or “grossly negligent” if the EXECUTIVE acted (or failed to act) in good faith with the reasonable belief that his actions or omission was in the Company’s best interest.

Any notice of termination given pursuant to this Section 5.1 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered.

5.2                                 Termination Without Cause.  The Company may voluntarily terminate this Agreement without Cause by giving not less than thirty (30) days written notice to EXECUTIVE.  Any such notice shall specify the exact date of termination (the “Termination Date”).  If EXECUTIVE’s employment under this Agreement is terminated by the Company without Cause (as defined herein), EXECUTIVE shall be entitled to receive a) his Base Salary and health insurance coverage, both at the rate existing at the date of termination, for an additional twelve (12) months after the Termination Date.  All Base Salary payments shall be paid over time in accordance with the Company’s general payroll practices, as and when such Base Salary would have been paid had EXECUTIVE’s employment not terminated; b) any business expenses which are properly owing to EXECUTIVE through the date of termination; and c) any options granted to EXECUTIVE to purchase shares of the Company’s common stock that are unvested at the time of such termination without Cause shall vest immediately and be immediately exercisable for the term of such options pursuant to the applicable stock option agreement. The Executive shall not be under any obligation to mitigate the Company’s obligation by securing other employment or otherwise.

5.2.1                        EXECUTIVE may voluntarily terminate this Agreement upon no less than thirty (30) days written notice of such termination submitted to the Board of Directors, and in such event EXECUTIVE shall be entitled to receive all amounts due to him through the date of termination.

5.3                                 This Employment Agreement is a personal services contract whereby the Company is engaging the services of EXECUTIVE.  By entering into this Agreement, the Company is relying on EXECUTIVE’s performing his services for the Company throughout the entire term of this Agreement.

6.                                       Death or Disability During Term of Employment.

6.1                                 This Agreement shall terminate without notice upon the date of EXECUTIVE’s death or the date when EXECUTIVE becomes “completely disabled” as that term is defined in Section 6.4.

6.2                                 In the event of EXECUTIVE’s death, all rights of EXECUTIVE to compensation hereunder shall automatically terminate immediately upon his death, except that EXECUTIVE’s heirs, personal representatives or estate shall be entitled to any unpaid portion of his salary and accrued benefits earned up to the date of his death.

6.3                                 In the event EXECUTIVE is disabled, EXECUTIVE shall be entitled to receive such disability benefits as would apply to other senior Executives in the Company, subject to the terms and conditions of any such Company disability program.

6.4                                 The term “completely disabled” as used in this Agreement shall mean the inability of EXECUTIVE to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy of disability income insurance covering Executives of the Company then in force.  In the event the Company has no policy of disability income insurance covering Executives of the Company in force when EXECUTIVE becomes disabled, the term “completely disabled” shall mean the inability of EXECUTIVE to perform his normal and customary duties under this Agreement for a total of four (4) consecutive months by reason of any incapacity, physical or mental, which the Board of Directors of the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board of Directors of the Company, determines to have incapacitated EXECUTIVE from satisfactorily performing all of his usual services for the Company during the foreseeable future.  The action of the Board of Directors of the Company shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement, and upon such date this Agreement shall become null and void and of no further force and effect.

7.                                       Proprietary and Confidential Information.

7.1                                 EXECUTIVE, during the term of this Agreement, will have access to and become acquainted with various information of substantial value to the Company, including trade secrets, which is generally not known in the industry, and which gives the Company an advantage over its competitors who do not know or use it, including, but not limited to, trade secrets, research and development, sales and customer information, customer and prospect lists, and business and financial information relating to the business, products, practices, and techniques of the Company or its business partners or vendors (collectively, the “Confidential Information”).  EXECUTIVE agrees to regard and preserve as confidential such Confidential Information obtained by EXECUTIVE from whatever source and will not, either during EXECUTIVE’s employment or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use such Confidential Information except on behalf of the Company, without the prior written consent of the Company.  All files, records, documents, drawings, specifications, equipment, computer disks and software, and other electronic media or similar items relating to the business of the Company, whether prepared by the EXECUTIVE or otherwise coming into EXECUTIVE’s possession, shall remain the exclusive property of the Company.

7.2                                 Preservation of Property.  EXECUTIVE will exercise reasonable care, consistent with good business judgment, to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in his custody for the purpose of conducting the business of the Company.  Upon request, EXECUTIVE will promptly surrender the same to the Company at the conclusion of his employment, or if not surrendered, EXECUTIVE will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location.  At the conclusion of EXECUTIVE’s employment with the Company, he agrees to return such instruments or accessories to the Company or to account for same to the Company’s reasonable satisfaction.

7.3                                 No Inconsistent Agreements.  EXECUTIVE affirms that he has no agreement with any other party that would preclude his compliance with any obligations under this Agreement.

8.                                       Assignment and Binding Effect.

8.1                                 This Agreement shall be binding upon and inure to the benefit of EXECUTIVE and EXECUTIVE’s heirs, executors, administrators, estate, beneficiaries, and legal representatives.  Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9.                                       Notices.

9.1                                 All notices or demands of any kind required or permitted to be given by the Company or EXECUTIVE under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or sent by facsimile (with confirmation receipt), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Ric Landry Maroon Bells 269 Market Square Lake Forest, IL 60045 Telephone: (847) 295-8000 Facsimile: (847) 295-8035

If to EXECUTIVE:	Grant Miller 4 Tobago Way Coronado, CA 92118 Telephone: (619) 424-3544 Facsimile: (619) 424-8040

Any such written notice shall be deemed received when personally delivered or upon receipt in the event of facsimile or overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10.                                 Choice of Law.

10.1                           This Agreement is made in San Diego, California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.  Each of the parties hereto agree to the exclusive jurisdiction of the state and federal courts located in the State of California for any and all actions between the parties.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or in equity, shall be adjudicated in San Diego County, California.

11.                                 Integration.

11.1                           This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.  This Agreement cannot be amended or modified except by a written agreement signed by EXECUTIVE and the Company.

12.                                 Waiver.

12.1                           No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.  No failure or exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

13.                                 Severability.

13.1                           The unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

14.                                 Interpretation; Construction.

14.1                           The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.                                 Attorneys’ Fees.

15.1                           In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action.

16.                                 Counterparts.

16.1                           This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original hereof.

17.                                 Representations and Warranties.

17.1                           EXECUTIVE represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between EXECUTIVE and any other person or entity.

18.                                 Arbitration.

Any controversy or claim arising out or relating to this Agreement, or the breach hereof, or arising out of or relating to the rights, duties or obligations of the Company or of EXECUTIVE shall be settled by binding arbitration conducted in San Diego County, California in accordance with, and by an arbitrator appointed pursuant to, the rules of the American Arbitration Association in effect at the time, and the judgment upon the award rendered pursuant thereto shall be in writing and may be entered in any court having jurisdiction, and all rights or remedies of the Company and of the Executive to the contrary are hereby expressly waived.  The Company shall pay the arbitration fees and the costs for such arbitrator.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:

a Delaware Corporation

By:	/s/ RIC LANDRY
Ric Landry, Director

EXECUTIVE:

/s/ GRANT MILLER
Grant Miller